--------------------------------------------------------------------------------
SEC 1745   Potential persons who are to respond to the collection of information
(02-02) contained in this form are not required to respond unless the form displays a currently valid OMB control number.
--------------------------------------------------------------------------------

                                                    ---------------------------
                                                             OMB APPROVAL
                                                    ----------------------------
                                                    OMB Number: 3235-0145
                                                    ----------------------------
                                                    Expires: December 31, 2005
                                                    ----------------------------
                                                    Estimated average burden
                                                    hours per response . . . 11
                                                    ----------------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 7)*

                                   iCAD, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, $.01 Par Value Per Share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   449345 10 7
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2005
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|_|   Rule 13d-1(b)

|X|   Rule 13d-1(c)

|_|   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------------------------------------------------------------------
CUSIP No. 449345 10 7
--------------------------------------------------------------------------------

      1.    Names of Reporting Persons.
            I.R.S. Identification Nos. of above persons (entities only).

            Donald S. Chapman
--------------------------------------------------------------------------------

      2.    Check the Appropriate Box if a Member of a Group (See Instructions)

            (a)   |_|
            (b)   |_|
--------------------------------------------------------------------------------

      3.    SEC Use Only

--------------------------------------------------------------------------------

      4.    Citizenship or Place of Organization

            USA
--------------------------------------------------------------------------------

Number of       5.    Sole Voting Power        1,938,205
Shares          ----------------------------------------------------------------
Beneficially
Owned by        6.    Shared Voting Power      -0-
Each            ----------------------------------------------------------------
Reporting
Person With     7.    Sole Dispositive Power   1,938,205
                ----------------------------------------------------------------

                8.    Shared Dispositive Power -0-
--------------------------------------------------------------------------------

      9.    Aggregate Amount Beneficially Owned by Each Reporting Person

            1,938,205
--------------------------------------------------------------------------------

      10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

            |_|
--------------------------------------------------------------------------------

      11.   Percent of Class Represented by Amount in Row (9)

            5.3%
--------------------------------------------------------------------------------

      12.   Type of Reporting Person    IN
--------------------------------------------------------------------------------

Item 1.

      (a)   Name of Issuer: iCAD, Inc.
       -------------------------------------------------------------------------

      (b)   Address of Issuer's Principal Executive Offices:

            4 Townsend West, Suite 17, Nashua, NH 03063
       -------------------------------------------------------------------------

Item 2.

      (a)   Name of Person Filing:    Donald S. Chapman
       -------------------------------------------------------------------------

      (b)   Address of Principal Business Office or, if none, Residence:

            8650 S. Ocean Drive, PH-4, Jensen Beach, FL 34957
       -------------------------------------------------------------------------

      (c)   Citizenship:    USA
       -------------------------------------------------------------------------

      (d)   Title of Class of Securities:  Common Stock, $.01 par value
       -------------------------------------------------------------------------

      (e)   CUSIP Number: 449345 10 7
       -------------------------------------------------------------------------

Item 3. If this statement is filed pursuant to ss.ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

       (a)  |_|   Broker or dealer registered under section 15 of the Act (15
                  U.S.C. 78o).

       (b)  |_|   Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

       (c)  |_|   Insurance company as defined in section 3(a)(19) of the Act
                  (15 U.S.C. 78c)

       (d)  |_|   Investment company registered under section 8 of the
                  Investment Company Act of 1940 (15 U.S.C. 80a-8).

       (e)  |_|   An investment adviser in accordance with
                  ss.240.13d-1(b)(1)(ii)(E);

       (f)  |_|   An employee benefit plan or endowment fund in accordance with
                  ss.240.13d-1(b)(1)(ii)(F);

       (g)  |_|   A parent holding company or control person in accordance with
                  ss.ss.240.13d-1(b)(1)(ii)(G);

       (h)  |_|   A savings association as defined in Section 3(b) of the
                  Federal Deposit Insurance Act (12 U.S.C. 1813);

       (i)  |_|   A church plan that is excluded from the definition of an
                  investment company under section 3(c)(14) of the Investment
                  Company Act of 1940 (15 U.S.C. 80a-3);

       (j)  |_|   Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

Item 4. Ownership

      Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

      (a)   Amount beneficially owned: 1,938,205
      --------------------------------------------------------------------------

      (b)   Percent of class:  5.3%
      --------------------------------------------------------------------------

      (c)   Number of shares as to which the person has:
      --------------------------------------------------------------------------

            (i)   Sole power to vote or to direct the vote  1,938,205
      --------------------------------------------------------------------------

            (ii)  Shared power to vote or to direct the vote   -0-
      --------------------------------------------------------------------------
            (iii) Sole power to dispose or to direct the disposition of
                  1,938,205
      --------------------------------------------------------------------------

            (iv)  Shared power to dispose or to direct the disposition of
                  -0-
      --------------------------------------------------------------------------

Item 5. Ownership of Five Percent or Less of a Class

      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. |_|

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

      N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person

      N/A

Item 8. Identification and Classification of Members of the Group

      N/A

Item 9. Notice of Dissolution of Group

      N/A

Item 10. Certification

      By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                      January 26, 2006
                                         --------------------------------------
                                                           Date

                                                    /s/ Donald S. Chapman
                                         ---------------------------------------
                                                        Signature

                                                    Donald S. Chapman
                                         ---------------------------------------
                                                        Name/Title